Exhibit 23.1

Consent of Independent Registered Public Accounting Firm

The Board of Directors
Univest Corporation of Pennsylvania:

We consent to the incorporation by reference in the registration statement (Nos. 333‑123189, 333-02513, 333- 152142, and 333-187987) on Forms S-8 and registration statements (Nos. 333-02509 and 333-159084) on Forms S-3 of Univest Corporation of Pennsylvania and subsidiaries (the Company) of our reports dated March 3, 2017, with respect to the consolidated balance sheets of the Company as of December 31, 2016 and 2015, and the related consolidated statements of income, comprehensive income, changes in shareholders' equity, and cash flows, for each of the years in the three-year period ended December 31, 2016, and the effectiveness of internal control over financial reporting as of December 31, 2016, which reports appear in the Annual Report on Form 10‑K of the Company for the year ended December 31, 2016.

Philadelphia, Pennsylvania
March 3, 2017